malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

August 22, 2025

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Protagenic Therapeutics, Inc. to be filed with the Securities and Exchange Commission on or about August 22, 2025. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Malone Bailey, LLP.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas